Exhibits 5.1 and 23.2

Charles F. Hertlein, Jr.
(513) 977-8315 (direct) ^ (513) 977-8141 (fax)
charles.hertlein@dinsmore.com

November 18, 2016

Cincinnati Financial Corporation
P.O. Box P.O. Box 145496
Cincinnati, Ohio 45250-5496

Ladies and Gentlemen:

This opinion is rendered for use in connection with the registration statement on Form S-8, prescribed pursuant to the Securities Act of 1933, as amended (the “Act”), filed by Cincinnati Financial Corporation (the “Company”) with the Securities and Exchange Commission on or about this date under which up to 10,000,000 shares of the Company’s Common Stock, par value $2 per share (“Common Stock”) are to be registered.
As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s articles of incorporation, as amended, and code of regulations, as amended, and the record of proceedings of the shareholders and directors of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
Based upon the foregoing, we are of the opinion that:
1.    The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.
2.    When the registration statement shall have been declared effective by order of the Securities and Exchange Commission and such 10,000,000 shares of Company’s Common Stock shall have been issued in accordance with the terms set forth in the registration statement, such shares of the Company’s Common Stock will be duly authorized, validly issued and outstanding, fully-paid and non-assessable.
The opinions expressed herein are rendered as of the date hereof, are limited to the laws of the State of Ohio, and we express no opinion on the laws of any other jurisdiction.

This opinion is rendered solely for your benefit and use and may not be relied upon by any other person without our prior written consent, and this letter may not be quoted in whole or in part or otherwise referred to or filed with or furnished to any other person or entity, including any governmental authority, without our prior written consent. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.
This opinion is limited to the matters set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. We hereby consent to the inclusion of this opinion as an exhibit to the registration statement on Form S-8 filed by the Company and to the reference to our Firm contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

DINSMORE & SHOHL LLP

/s/ Charles F. Hertlein, Jr.
Charles F. Hertlein, Jr.